Exhibit 21.1

LIST OF SUBSIDIARIES

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

AENT Corporation (Delaware)

Project Panther Acquisition Corporation (Delaware)

Alliance Entertainment, LLC (Delaware)

AEC Direct, LLC (Delaware)

DirectToU, LLC (Delaware)

Fulfillment Express Limited (United Kingdom)

Mill Creek Entertainment, LLC (Minnesota)

COKeM International Ltd (Minnesota)

Endstate Authentic LLC (Delaware)